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                                                                       Exhibit 4

                      THIRD AMENDMENT TO RIGHTS AGREEMENT
                      -----------------------------------

     Third Amendment, dated as of March 16, 1999 ("Amendment"), to the Rights Agreement, dated as of September 28, 1990, as amended (the "Rights Agreement"), between Alliant Techsystems Inc., a Delaware corporation (the "Company"), and The Chase Manhattan Bank (formerly known as Chemical Bank, successor by merger to Manufacturers Hanover Trust Company) (the "Rights Agent").

     Pursuant to Section 26 of the Rights Agreement, the Company desires to amend the Rights Agreement as set forth in this Amendment.

     NOW THEREFORE, in consideration of the premises and mutual agreement herein set forth, the parties hereby agree as follows:

     1. The first full paragraph (following the legend) of Exhibit B to the Rights Agreement is hereby amended to read in its entirety as follows:

          "This certifies that , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of September 28, 1990, as amended (the "Agreement"), by and between Alliant Techsystems Inc., a Delaware corporation (the "Company"), and The Chase Manhattan Bank (formerly known as Chemical Bank, successor by merger to Manufacturers Hanover Trust Company) (the "Rights Agent"), to purchase from the Company at any time prior to 5:00 P.M. (Minneapolis time) on September 28, 2000 at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one one-hundredth of a fully paid, non-assessable share of Series A Junior Participating Preferred Stock (the "Preferred Stock") of the Company, at a purchase price of $120.00 per one-hundredth of a share (the "Purchase Price"), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed. The number of Rights evidenced by this Rights Certificate (and the number of shares that may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price as of March 16, 1999, based on the Preferred Stock as constituted at such date. The Company reserves the right to require prior to the occurrence of a Triggering Event (as such term is defined in the Rights Agreement) that a number of Rights
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          be exercised so that only whole shares of Preferred Stock will be issued."

     2. Section 18(a) of the Rights Agreement is hereby amended to add the following sentence to the end thereof:

          "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

     3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.

     4. Terms used without other definition in this Amendment shall be used as defined in the Rights Agreement.

     5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware.

     6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     7. This Amendment shall be effective as of the close of business on March 16, 1999, as if executed on such date, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

     8. Exhibits B and C to the Rights Agreement shall be amended in a manner consistent with this Amendment.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


Attest:                                        ALLIANT TECHSYSTEMS INC.



By:    /S/CHARLES H. GAUCK                     By:   /S/DARYL L. ZIMMER
    ----------------------                         ---------------------
    Name: Charles H. Gauck                         Name: Daryl L. Zimmer
    Title: Secretary                               Title: Vice President



Attest:                                        THE CHASE MANHATTAN BANK



By:    /S/JAMES E. HAGAN                       By:    /S/MICHAEL A. NESPOLI
    --------------------                           ------------------------
    Name: James E. Hagan                           Name: Michael A. Nespoli
    Title: Vice President                          Title: Vice President